Exhibit 99.1

POORE BROTHERS SIGNS LICENSING AGREEMENT

WITH PANDA EXPRESS

GOODYEAR, Ariz. – September 7, 2005 – Poore Brothers, Inc. (Nasdaq: SNAK) today announced that it has signed a licensing agreement with Panda Restaurant Group, Inc. for the development, manufacture and sale of snack food products under the Panda Express® brand name.

Thomas W. Freeze, Poore Brothers President and Chief Executive Officer, commented, “We’re very excited about the licensing partnership with Panda Restaurant Group.  We share a common enthusiasm for the rapidly growing Asian food market.  Panda Express® is recognized as the nation’s leader in Chinese quick service restaurants and as an innovator of fresh, new Chinese taste sensations.  We believe we can develop a variety of salted snack products with unique flavor profiles and textures which leverage the popular recipes used in Panda Express® restaurants.”

“We are very enthusiastic about our new partnership with Poore Brothers,” commented Tom Davin, President and Chief Operating Officer of Panda Restaurant Group.  “Their innovative brand marketing and product development capabilities, along with access to a broad distribution network make them an ideal partner for us as Panda Express® continues its rapid expansion nationwide.  Our guests trust our reputation and will be open to trying new things.”

Poore Brothers plans to develop product prototypes in conjunction with Panda Restaurant Group, and thereafter conduct concept, product and consumer tests on a variety of snack food products.  Currently, Poore Brothers plans to commence market testing some of these products under the Panda Express® brand name during the first half of 2006.  The Agreement provides for an initial test market term after which the Company may exercise an option for an additional five years with a renewal term thereafter.  Panda Restaurant Group has granted Poore Brothers exclusive Panda Express® brand licensing rights for certain salted snack food categories.  In addition, the parties have agreed to evaluate having the products sold at Panda Express® restaurants nationwide.  Other terms of the Agreement were not disclosed.

 “We believe that Panda Express® is an excellent fit for our diversified line of salted snack foods, and is continued evidence of our commitment to innovation and to building a family of Intensely Different™ national food brands,” concluded Mr. Freeze.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Poore Brothers®, Bob’s Texas Style®, Boulder Canyon Natural Foods™, and Tato Skins®.  For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to www.poorebrothers.com.

About Panda Restaurant Group, Inc.

With nearly 750 locations in 36 states, the privately-held Panda Restaurant Group (www.pandarg.com) is the world’s leader in Chinese quick service restaurants.  The successful chain of concepts includes Panda Express, Panda Inn and Hibachi-San.  Panda Express is best known for fresh, hot Chinese food, served quickly, and delectable Orange Flavored Chicken, a Panda Express original.  In 2003 the company celebrated the 20th anniversary of Panda Express and the 30th anniversary of Panda Inn. Through its “Panda Cares” program, the company is committed to serving the children in its communities by providing food and volunteer services.

Statements contained in this press release that are not historical facts are “forward looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, significant competition, customer acceptance of existing and future products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.